EXHIBIT 99.1

ZEUUS Inc, Announces hiring of new company President Josh Levine

NEW YORK, New York, Aug 22, 2023 — ZEUUS Inc. (OTC: ZUUS), (“ZEUUS” or the “Company”), a diversified data centric and green energy company, is announcing the hiring of Josh Levine as the President of ZEUUS Inc. Josh will report directly to the Chairman and CEO Bassam Al-Mutawa and will be a member of the Board of Directors. This position was established to enable the company meet its ambitious growth strategy.

Josh brings a wealth of relevant experience to ZEUUS. He is a commercially driven business executive with 20+ years of experience leading successful teams as Chief Operating and Revenue officer. In addition to his experience in finance, sales, marketing, business development, and operations, Josh has a strong background in technology and has a track record for achieving exceptional growth in data centers, IT, and cyber security companies. Josh’s creativity pairs well with developing technical and business solutions from concept through execution. Josh is also an excellent team builder with strong customer relationships.

ZEUUS’ Chairman and CEO stated that “We are excited to have Josh join our team to help ZEUUS realize our full growth potential. His experience in data centers and cyber security will certainly enhance our already strong team”.

About ZEUUS Inc.

ZEUUS has three key divisions that are designed to synergistically address the following market opportunities:

●	ZEUUS Data Centers, will focus on delivering modern and modular state of the art Data Centers, safe, efficient, and cost effective.

●	ZEUUS Cyber Security, will focus on data protection both inside and outside the data centers of ZEUUS by providing end-to-end continuous cyber security.

●	ZEUUS Energy is focused on developing and producing carbon neutral efficient electrical energy generation.

By combining the power of its three divisions, ZEUUS can deliver cost-effective sustainable solutions with ongoing growth.

The Company believes that it has strong economic prospects by the following dynamics of the data storage, green energy generation and cyber security.

For more information, please visit the Company’s website at www.zeuus.com.

Information on our website does not constitute a part of this press release.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release regarding the proposed transaction, the expected timetable for completing the proposed transaction, benefits of the proposed transaction, future financial and operating results and any other statements about the future expectations, beliefs, goals, plans or prospects of ZEUUS, Inc. constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including factors and financial, operational and legal risks or uncertainties described in the Company’s periodic and other reports filed with the SEC under the Securities Exchange Act of 1934. ZEUUS Inc. disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document except as required by law.

CONTACT DETAILS

For further information please refer to:

Website: ZEUUS.COM

Email: info@zeuus.com